Exhibit 99.1

StoneMor Partners L.P. Announces First Quarter 2012 Results

Levittown, PA, May 9, 2012 – StoneMor Partners L.P. (NYSE: STON) announced its results of operations and various critical financial measures today for the three months ended March 31, 2012. Critical financial measures released include both GAAP measures as provided for in our quarterly financial statements and non-GAAP measures that we believe are relevant to our ability to make cash distributions to common unitholders.

Critical financial measures:

	Three months ended March 31,
	2012	2011
	(In thousands)

Total revenues (a)	$59,587	$49,231
Production based revenue consisting of the total value of cemetery contracts written, funeral home revenues and investment and other income (b)	72,268	67,422

Operating profit (a)	5,375	1,535
Adjusted operating profit (b)	14,755	14,643

Net income (loss) (a)	2,030	(7,214)

Operating cash flows (a)	8,190	638
Adjusted operating cash generated (b)	14,387	14,853
Distributable free cash flow generated (b)	$13,820	$14,027

	As of	As of
	March 31, 2012	December 31, 2011

Distribution coverage quarters (b)	8.77	8.61

(a)	This is a GAAP financial measure.
(b)	This is a non-GAAP financial measure as defined by the Securities and Exchange Commission. Please see the reconciliation to GAAP measures or support calculation within this press release.

Overview

“We are very satisfied with our first quarter results”, said Lawrence Miller, President and Chief Executive Officer. “We have increased our production based revenue and total GAAP revenues for the three months ended March 31, 2012. Further, we have increased both our operating profit and adjusted operating profit for the same period and we continue to generate strong distributable free cash flow. In addition, recent changes that we have made to our credit facilities have given us more flexibility and access to capital to pursue acquisitions.” Other highlights from our first quarter are as follows:

•

We increased our production by 7.2%, as evidenced by the increase in the total value of cemetery contracts written, funeral home revenues and investment and other income (see “Production Based Revenue”).

•

At March 31, 2012, our net accounts receivable of $118.0 million and merchandise trust assets of $355.0 million exceeded our merchandise trust liability of $128.2 million by $344.8 million. As a result, we believe we are adequately funded to meet our future liability to deliver the goods and services that we have sold on a pre-need basis.

•

We continue to have a strong ratio of total liquid net assets to our cash distribution. Our distribution coverage (as discussed under “Distribution”) increased to 8.77 at March 31, 2012 compared to 8.61 at December 31, 2011.

•	Deferred cemetery revenues increased to $458.3 million at March 31, 2012 compared to $441.9 million at December 31, 2011.

•

On January 19, 2012, we amended our credit agreement. As a result, we combined our credit facilities into one revolving credit facility, increased the borrowing commitment by $10.0 million, extended the maturity date to January 19, 2017 and amended the interest rate and certain financial covenants to terms that are more favorable to us.

In addition, in April of 2012 we acquired one cemetery in Illinois for $0.9 million.

Distribution

In April 2012, we announced that for the first quarter of 2012, we declared a distribution of $0.585. We made this decision after evaluating recent operating results, the impact of our capital restructuring, and the effect on our financial position of recent acquisitions. These occurrences led to a substantial buildup in our liquid net asset position as compared to prior periods, which we believe supports our decision to maintain our distribution. Such buildup is shown in the table below:

	As of	As of
	March 31, 2012	December 31, 2011
	(In thousands)

Liquid assets:

Cash and cash equivalents	$8,778	$12,058
Accounts receivable, net of allowance	49,370	48,837
Long-term accounts receivable, net of allowance	68,634	68,354
Merchandise trusts, restricted, at fair value	355,027	344,515

Total liquid assets	481,809	473,764

Liquid liabilities:

Accounts payable and accrued liabilities	22,332	26,428
Accrued interest	5,517	1,632
Current portion, long-term debt	2,235	1,487
Other long-term liabilities	2,265	2,830
Long-term debt	200,891	193,835
Deferred tax liabilities	17,001	16,968
Merchandise liability	128,220	129,109

Total liquid liabilities	378,461	372,289

Total liquid net assets	$103,348	$101,475

Distribution coverage quarters (a)	8.77	8.61

(a)	This is a measure of the ratio of liquid net assets to a quarterly distribution commitment. The quarterly distribution commitment is calculated by taking the end of the period outstanding common units (19,370,165 at March 31, 2012 and 19,368,261 at December 31, 2011, respectively) and multiplying these units by the declared distribution. This total is then added to the distribution due to the General Partner based upon the same variables.

Critical Financial Measures

Production Based Revenue (Non-GAAP)

We believe that “Production-based revenues” is the best measure of revenues generated during a period. It is also the revenue measure used by our senior management in evaluating periodic results.

The table below details the components of production based revenue for the three months ended March 31, 2012 and 2011 and reconciles it to GAAP revenues.

	Three months ended March 31,		Increase	Increase
	2012	2011	(Decrease) ($)	(Decrease) (%)
	(In thousands)

Value of pre-need cemetery contracts written	$29,842	$27,820	$2,022	7.3%
Value of at-need cemetery contracts written	20,432	19,645	787	4.0%
Investment income from trusts	9,864	10,290	(426)	-4.1%
Interest income	1,938	1,543	395	25.6%
Funeral home revenues	9,273	7,480	1,793	24.0%
Other cemetery revenues	919	644	275	42.7%

Total production based revenues	$72,268	$67,422	$4,846	7.2%

Less:
Increase in deferred sales revenue and investment income	(12,681)	(18,191)	5,510	-30.3%

Total GAAP revenues	$59,587	$49,231	$10,356	21.0%

The overall increase in our production based revenues of 7.2% is driven by acquisitions we consummated.

The value of pre-need cemetery contracts written is the revenue source that has the most potential for organic growth. We believe that our ability to increase this revenue source in a soft economy is a testament to both our business plan and the talent of our sales force and bodes well for when the economy improves. The value of at-need cemetery contracts written and funeral home revenues are more dependent upon death rates.

Adjusted Operating Profit and Profit Margin (Non-GAAP)

During a period of growth, operating profits as defined by GAAP will tend to lag adjusted operating profits because accounting rules require the deferral of all revenues and a portion of the costs associated with these revenues until such time that merchandise is delivered or services are performed. This creates a non-cash liability on our financial statements and delays the recognition of revenues and profit. Adjusted operating profits ignore these delays and present results based upon economic performance. Over time, operating profits and adjusted operating profits will match. The ratio of adjusted operating profit to production based revenues is a financial measure that the Company uses to evaluate its performance.

The table below presents adjusted operating profits and reconciles these amounts to GAAP operating profits for the three months ended March 31, 2012 and 2011:

	Three months ended March 31,
	2012	2011
	(In thousands)

Operating profit	$5,375	$1,535

Increase in applicable deferred revenues	12,681	18,191
Increase in deferred cost of goods sold and selling and obtaining costs	(3,301)	(5,083)

Adjusted operating profit	$14,755	$14,643

Adjusted operating profits increased during the three months ended March 31, 2012 as compared to the same period last year. The main reason for the increase is in revenue growth as we were able to grow our top-line revenues in every category except for investment income from trusts.

Capital Base

As of March 31, 2012, we had $150.0 million of Senior Notes outstanding which are due in 2017 and $51.1 million outstanding on our credit facility. On January 19, 2012, we amended our credit agreement to combine our acquisition and revolving credit facilities into one revolving credit facility. We also increased the borrowing commitment by $10.0 million and extended the maturity date to January 19, 2017. At March 31, 2012, we had an unused line of credit of $78.9 million on our credit facility.

We believe the unused line of credit and our existing debt structure gives us ample flexibility to gain access to capital and pursue acquisition targets. Our capital structure is indicated in the table below:

			As of	As of
			March 31, 2012	December 31, 2011
			(in thousands)

Debt on lines of credit			$51,100	$43,750
Debt due within three years	(a	)	5,145	4,792
Debt due between three and five years			—	—
Debt due between five and ten years			150,000	150,000

Availability under credit lines:
Availability under the acquisition line of credit			—	54,250
Availability under the revolving line of credit			$78,900	$22,000

(a)	Debt due within three years includes smaller notes payable related to recent acquisitions.

The combined long and short-term debt on the balance sheet at March 31, 2012 and December 31, 2011 includes an unamortized bond discount of $3,119 and $3,220, respectively, which is not reflected in the table above.

Adjusted Operating Cash Flows and Distributable Free Cash Flow (Non-GAAP)

We define adjusted operating cash flows as operating cash flows plus or (minus):

•	Net inflows (outflows) to our merchandise trust.

•	Increases (decreases) in accounts receivable and other cash flow timing differences.

We define distributable free cash flow as adjusted operating cash flow plus or (minus):

•	Acquisition related costs.

•	(Maintenance capital expenditures).

•	Other investing cash inflows (outflows).

Our primary source of cash from which to pay partner distributions and make routine capital expenditures is operating cash flow. Over longer periods of time, operating cash flows should exceed the sum of routine capital expenditures and partner distributions. Over shorter periods of time, operating cash flows may be, and usually are, negatively affected by cash flow timing lags created by cash flows into our merchandise trusts (“net trust cash flows”) and changes in accounts receivable and other liquid assets net of liquid liabilities (“float adjustments”). Generally, during periods of growth, we would expect there to be net cash inflows into the trust and increases in accounts receivable.

Because of the timing of certain cash receipts, there will be occasions when we will decide to make a distribution in excess of operating cash flows, adjusted operating cash flows or distributable free cash flows. For the three months ended March 31, 2012, operating cash flows were less than distributions, but adjusted operating cash flows were greater than distributions. Making this type of distribution represents a business decision on our part to not delay partner distributions until such time that cash flow timing issues have been settled. It is our opinion that such a decision is in the best interest of our unitholders. As discussed above in “Distribution”, we believe that we have significant liquidity to support our distribution.

The table below adjusts operating cash flows for the aforementioned timing differences to determine adjusted operating cash flow generated. From this amount, we net out other items to derive distributable free cash flow:

	Three months ended March 31,
	2012	2011
	(In thousands)

Operating cash flows	$8,190	$638

Add: net cash inflows into the merchandise trust	2,690	8,612
Add: net increase in accounts receivable	1,374	2,835
Add: net decrease in merchandise liabilities	2,736	739

Deduct: net (increase) decrease in accounts payable and accrued expenses	(1,277)	2,510
Other float related changes	674	(481)

Adjusted operating cash flow generated	14,387	14,853

Less: maintenance capital expenditures	(898)	(1,759)
Plus: growth capital expenditures reclassified as operating expenses and deducted from adjusted operating cash generated (a)	331	933

Distributable free cash flow generated	13,820	14,027

Cash on hand - beginning of the period	12,058	7,535

Distributable cash available during the period	25,878	21,562

Partner distributions made	$11,780	$9,293

(a)	We maintain a line of credit from which to make acquisitions and pay acquisition related costs. We utilize this line for these costs. Accordingly, distributable free cash flow is not negatively impacted by amounts spent on acquisitions that are recorded as expenses.

For the three months ended March 31, 2012, we experienced a 3.1% decrease in our adjusted operating cash flow and a 1.5 % decrease in our distributable free cash flow. As can be seen in the table above, operating cash flows have been negatively impacted by the buildup in merchandise trust assets and accounts receivable. We consider both distributable free cash flow generated and cash on hand in making our distribution decision. At March 31, 2012, we had $8.8 million in cash on hand. Distributable cash available during the period was greater than distributions by $14.1 million or 119.7% for the three months ended March 31, 2012.

Discussion of GAAP Results

GAAP accounting requires that we defer the value of contracts written and investment income earned from trusts until such time as the underlying merchandise is delivered or the service is performed. Accordingly, periodic changes in GAAP revenue are not necessarily indicative of changes in either the volume or pricing on contracts originated during the period, but rather changes in the timing of when merchandise is delivered or services are performed.

Revenues

Revenues increased by $10.4 million, or 21.0%, to $59.6 million during the three months ended March 31, 2012 from $49.2 million during the three months ended March 31, 2011. Our GAAP revenues for the period have been impacted by timing difference caused by the deferral of certain revenue items as noted above. Overall, we were able to increase our revenues in every category. Revenue recognized from pre-need and at-need contracts, which is net of deferred amounts, increased by $7.3 million and recognized funeral home revenue increased by $1.6 million. On a non-GAAP basis, investment income from trusts decreased by $0.4 million, but on a GAAP basis, investment income from trusts has increased by $0.7 million as we have met the requirements related to these earnings that allow us to recognize them as revenue. Further, we had an increase in interest and other income of $0.7 million.

Operating Profit

Operating profit increased by $3.9 million, to $5.4 million during the three months ended March 31, 2012 from $1.5 million during the three months ended March 31, 2011. During the three months ended March 31, 2012, we recognized more revenue, and more of the associated costs from our acquisitions, than we did in the comparable periods of the prior year. We typically have greater deferrals in the periods following large acquisitions as we have an increase in sales from our pre-need programs, but do not begin to service and deliver the products sold until later periods. Therefore, the acquisitions that we made during 2010 and 2011 contributed less to the results of the three months ended March 31, 2011, than they did to the three months ended March 31, 2012. Other factors contributing to the increase in operating profit include an increase in investment income from trusts and a decrease in acquisition related costs.

Net Income (Loss)

The table below breaks out significant changes to net income (loss) for the three months ended March 31, 2012 compared to the same period during 2011:

	Three months ended March 31,
	2012	2011
	(in thousands)

Operating profit	$5,375	$1,535

Expenses related to refinancing	—	453
Gain on termination of operating agreement	1,820	—
Early extinguishment of debt	—	4,010
Interest expense	4,966	5,090

Net income (loss) before income taxes	2,229	(8,018)

Total income tax expense (benefit)	199	(804)

Net income (loss)	$2,030	$(7,214)

The overall net income for the three months ended March 31, 2012 compared to the net loss for the three months ended March 31, 2011 was primarily related to the aforementioned increase in operating profit and the following:

•	A $1.8 million gain related to the termination of an operating agreement.

•	The payment of a make-whole premium related to debt extinguishment and refinancing fees aggregating $4.5 million during 2011.

•	A $0.1 million decrease in interest expense.

•	A $1.0 million decrease in the benefit from income taxes.

Backlog

Backlog is a measurement of the future operating profit benefit that will be derived from customer contracts that have been executed for which we have not as of yet met the GAAP-based revenue recognition criteria and is equal to:

•	deferred cemetery revenues and investment income;

•	less deferred selling and obtaining costs.

Backlog does not include deferred unrealized gains and losses on merchandise trust assets.

We believe there are no material costs or significant uncertainties remaining to be determined or accrued for us to be able to realize the cash benefit of this future operating profit.

At March 31, 2012, our backlog was $386.5 million. This is an increase of $5.2 million from $381.3 million at December 31, 2011. This build up in backlog relates primarily to business generated at our newly acquired properties and will be reflected in GAAP revenue as we deliver the underlying merchandise and perform the underlying services.

Investor Conference Call

An investors’ conference call to review the first quarter 2012 results will be held on Wednesday, May 9, 2012, at 11:00 a.m. Eastern Time. The conference call can be accessed by calling (800) 410-4177. An audio replay of the conference call will be available by calling (800) 633-8284 through 12:00 a.m. Eastern Time on May 23, 2012. The reservation number for the audio replay is as follows: 21589993. The audio replay of the conference call will also be archived on StoneMor’s website at http://www.stonemor.com.

About StoneMor Partners L.P.

StoneMor Partners L.P., headquartered in Levittown, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 272 cemeteries and 69 funeral homes in 26 states and Puerto Rico. StoneMor is the only publicly traded deathcare company structured as a partnership. StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise.

For additional information about StoneMor Partners L.P., please visit StoneMor’s website, and the Investor Relations section, at http://stonemor.com.

Forward-Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding the status and progress of our operating activities, the plans and objectives of our management, assumptions regarding our future performance and plans, and any financial guidance provided, as well as certain information in other filings with the SEC and elsewhere are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “project,” “expect,” “predict” and similar expressions identify these forward-looking statements. These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including, but not limited to, the following: uncertainties associated with future revenue and revenue growth; the effect of the current economic downturn; the impact of our significant leverage on our operating plans; our ability to service our debt and pay distributions; the decline in the fair value of certain equity and debt securities held in our trusts; our ability to attract, train and retain an adequate number of sales people; uncertainties associated with the volume and timing of pre-need sales of cemetery services and products; increased use of cremation; changes in the death rate; changes in the political or regulatory environments, including potential changes in tax accounting and trusting policies; our ability to successfully implement a strategic plan relating to producing operating improvements, strong cash flows and further deleveraging; our ability to successfully compete in the cemetery and funeral home industry; uncertainties associated with the integration or anticipated benefits of our recent acquisitions or any future acquisitions; our ability to complete and fund additional acquisitions; our ability to maintain effective disclosure controls and procedures and internal control over financial reporting; the effect of cybersecurity attacks due to our significant reliance on information technology; uncertainties relating to the financial condition of third-party insurance companies that fund our pre-need funeral contracts; and various other uncertainties associated with the death care industry and our operations in particular.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Measures

Production Based Revenue

We present production based revenue because management believes it provides for a useful measure of both the value of contracts written and investment and other income generated during a given period and is a critical component of adjusted operating profit.

Production based revenue is a non-GAAP financial measure that may not be consistent with other similar non-GAAP financial measures presented by other publicly traded companies.

Adjusted Operating Profit

We present Adjusted Operating Profit because management believes it provides for a useful measure of economic value added by presenting an effective matching of the value of current and future revenue sources generated within a given period to the cost of producing such revenue and managing our day to day operations within that same period. It is a significant measure that we believe is an indicator of eventual profit generated within a given period of time.

Adjusted Operating Profit is a non-GAAP financial measure that may not be consistent with other similar non-GAAP financial measures presented by other publicly traded companies.

Adjusted Operating Cash Generated

We present adjusted operating cash generated revenue because management believes it provides for a useful measure of the amount of cash generated that is available to make capital expenditures and partner distributions once all cash flow timing issues have been settled.

Adjusted operating cash generated is a non-GAAP financial measure that may not be consistent with other similar non-GAAP financial measures presented by other publicly traded companies.

Distributable Free Cash Flow

We present Distributable Free Cash Flow because management believes this information is a useful adjunct to Net Cash Provided by (Used in) Operating Activities under GAAP. Distributable Free Cash Flow is a significant liquidity metric that we believe is an indicator of our ability to generate cash flow during any quarter at a level sufficient to pay the minimum quarterly cash distribution to the holders of our common units and for other purposes, such as repaying debt and expanding through strategic investments.

Distributable Free Cash Flow is similar to quantitative standards of free cash flow used throughout the deathcare industry and to quantitative standards of distributable cash flow used throughout the investment community with respect to publicly traded partnerships, but is not intended to be a prediction of the future. However, our calculation of distributable free cash flow may not be consistent with calculations of free cash flow, distributable cash flow or other similarly titled measures of other companies. Distributable Free Cash Flow is not a measure of financial performance and should not be considered as an alternative to cash flows from operating, investing, or financing activities.

StoneMor Partners L.P.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2012	December 31, 2011

Assets
Current assets:
Cash and cash equivalents	$8,778	$12,058
Accounts receivable, net of allowance	49,370	48,837
Prepaid expenses	5,737	4,266
Other current assets	15,120	16,336

Total current assets	79,005	81,497

Long-term accounts receivable, net of allowance	68,634	68,354
Cemetery property	301,605	298,938
Property and equipment, net of accumulated depreciation	73,049	73,777
Merchandise trusts, restricted, at fair value	355,027	344,515
Perpetual care trusts, restricted, at fair value	267,503	254,679
Deferred financing costs, net of accumulated amortization	10,244	8,817
Deferred selling and obtaining costs	70,730	68,542
Deferred tax assets	417	415
Goodwill	36,639	36,439
Other assets	12,108	13,152

Total assets	$1,274,961	$1,249,125

Liabilities and partners’ capital
Current liabilities:
Accounts payable and accrued liabilities	$22,332	$26,428
Accrued interest	5,517	1,632
Current portion, long-term debt	2,235	1,487

Total current liabilities	30,084	29,547

Other long-term liabilities	2,265	2,830
Long-term debt	200,891	193,835
Deferred cemetery revenues, net	458,349	441,878
Deferred tax liabilities	17,001	16,968
Merchandise liability	128,220	129,109
Perpetual care trust corpus	267,503	254,679

Total liabilities	1,104,313	1,068,846

Commitments and contingencies

Partners’ capital
General partner	1,783	2,192
Common partners	168,865	178,087

Total partners’ capital	170,648	180,279

Total liabilities and partners’ capital	$1,274,961	$1,249,125

See accompanying notes to the Condensed Consolidated Financial Statements on the Quarterly Report to be filed on Form 10-Q for the quarter ended March 31, 2012.

StoneMor Partners L.P.

Condensed Consolidated Statement of Operations

(in thousands, except unit data)

	Three months ended March 31,
	2012	2011
	(Unaudited)
Revenues:
Cemetery
Merchandise	$27,144	$21,435
Services	12,082	10,798
Investment and other	11,424	9,666
Funeral home
Merchandise	4,018	3,139
Services	4,919	4,193

Total revenues	59,587	49,231

Costs and Expenses:
Cost of goods sold (exclusive of depreciation shown separately below):
Perpetual care	1,367	1,325
Merchandise	5,053	3,668
Cemetery expense	12,792	12,086
Selling expense	11,787	9,544
General and administrative expense	7,193	6,427
Corporate overhead (including $198 and $189 in unit-based compensation for the three months ended March 31, 2012 and 2011, respectively)	6,603	5,958
Depreciation and amortization	2,330	2,446
Funeral home expense
Merchandise	1,423	1,206
Services	3,405	2,546
Other	1,928	1,557
Acquisition related costs	331	933

Total cost and expenses	54,212	47,696

Operating profit	5,375	1,535

Expenses related to refinancing	—	453
Gain on termination of operating agreement	1,820	—
Early extinguishment of debt	—	4,010
Interest expense	4,966	5,090

Net income (loss) before income taxes	2,229	(8,018)

Income tax expense (benefit)
State	145	4
Federal	54	(808)

Total income tax expense (benefit)	199	(804)

Net income (loss)	$2,030	$(7,214)

General partner’s interest in net income (loss) for the period	$41	$(144)
Limited partners’ interest in net income (loss) for the period	$1,989	$(7,070)

Net income (loss) per limited partner unit (basic and diluted)	$.10	$(.40)

Weighted average number of limited partners’ units outstanding (basic)	19,369	17,709
Weighted average number of limited partners’ units outstanding (diluted)	20,391	17,709

Distributions declared per unit	$.585	$.585

See accompanying notes to the Condensed Consolidated Financial Statements on the Quarterly Report to be filed on Form 10-Q for the quarter ended March 31, 2012.

StoneMor Partners L.P.

Condensed Consolidated Statement of Cash Flows

(in thousands)

	Three months ended March 31,
	2012	2011
	(Unaudited)
Operating activities:
Net income (loss)	$2,030	$(7,214)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Cost of lots sold	1,833	1,478
Depreciation and amortization	2,330	2,446
Unit-based compensation	198	189
Accretion of debt discount	436	383
Gain on termination of operating agreement	(1,820)	—
Write-off of deferred financing fees	—	453
Fees paid related to early extinguishment of debt	—	4,010
Changes in assets and liabilities that provided (used) cash:
Accounts receivable	(1,374)	(2,835)
Allowance for doubtful accounts	1,363	671
Merchandise trust fund	(2,690)	(8,612)
Prepaid expenses	(1,471)	671
Other current assets	1,181	(110)
Other assets	(1,828)	197
Accounts payable and accrued and other liabilities	1,277	(2,510)
Deferred selling and obtaining costs	(2,188)	(3,279)
Deferred cemetery revenue	11,618	16,319
Deferred taxes (net)	31	(880)
Merchandise liability	(2,736)	(739)

Net cash provided by operating activities	8,190	638

Investing activities:

Cash paid for cemetery property	(1,217)	(706)
Purchase of subsidiaries	(1,652)	(1,700)
Cash paid for property and equipment	(898)	(1,759)

Net cash used in investing activities	(3,767)	(4,165)

Financing activities:
Cash distribution	(11,780)	(9,293)
Additional borrowings on long-term debt	7,350	4,300
Repayments of long-term debt	(1,286)	(73,317)
Proceeds from public offering	—	103,564
Proceeds from general partner contribution	—	2,242
Fees paid related to early extinguishment of debt	—	(4,010)
Cost of financing activities	(1,987)	—

Net cash provided by (used in) financing activities	(7,703)	23,486

Net increase (decrease) in cash and cash equivalents	(3,280)	19,959
Cash and cash equivalents - Beginning of period	12,058	7,535

Cash and cash equivalents - End of period	$8,778	$27,494

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$623	$1,472
Cash paid during the period for income taxes	$103	$87

Non-cash investing and financing activities
Acquisition of assets by financing	$28	$—

See accompanying notes to the Condensed Consolidated Financial Statements on the Quarterly Report to be filed on Form 10-Q for the quarter ended March 31, 2012.